Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-197092) on Form S-3 of La Jolla Pharmaceutical Company of our reports dated March 16, 2015, relating to our audits of the financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of La Jolla Pharmaceutical Company for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SQUAR MILNER LLP (formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

San Diego California

September 9, 2015